Exhibit 99.1

MariMed Mourns the Passing of Robert Fireman, Chairman, CEO
And Cannabis Industry Pioneer and Visionary

NORWOOD, MA, December 12, 2022 - MariMed Inc. (“MariMed” or the “Company”) (CSE: MRMD) (OTCQX: MRMD), a leading multi-state cannabis operator focused on improving lives every day, today announced with deep sadness that Chairman, Chief Executive Officer, and co-founder Robert Fireman died unexpectedly on December 11, 2022.
The Company will provide further information on succession once the Board of Directors has had an opportunity to determine the best path forward.
"Bob Fireman worked tirelessly and passionately until his last day as Chairman and CEO of MariMed to fulfill our mission of improving people’s lives, much as he did as a philanthropist who cared so deeply about the people and community around him,” said Jon Levine, President of MariMed. “He was my business partner and dear friend, and I look forward to honoring his legacy by achieving our shared vision for the Company. He was one-of-a-kind and will be deeply missed by his family, his wide circle of friends, the cannabis community that he helped build, and the entire MariMed family.”
Mr. Fireman served as CEO of MariMed since 2017 and a member of its Board of Directors since the company’s formation. An early pioneer and visionary in the industry, under his leadership the MariMed team applied for and was awarded legal cannabis licenses in several states across the United States and developed and operated state of the art, regulatory compliant cannabis cultivation, production, and retail facilities.
A practicing attorney for over 30 years, Mr. Fireman’s legal acumen and entrepreneurial experience in diverse industries served were instrumental in navigating MariMed through the complex, highly-regulated, emerging cannabis industry.
Mr. Fireman is survived by his wife and partner for more than 40 years, Ellen Porter Fireman.
"On behalf of the entire MariMed family, we extend our deepest condolences to Ellen and the Fireman and Porter families," said Mr. Levine.
ABOUT MARIMED
MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company’s technicians are embedded in its top-selling and award-winning products and brands, including Betty’s Eddies, Nature’s Heritage, Bubby’s Baked, K Fusion,

Kalm Fusion, and Vibations: High + Energy. For additional information, visit www.marimedinc.com.

For More Information, Contact:

Investor Relations:
Steve West, Vice President, Investor Relations
Email: ir@marimedinc.com
Phone: (781) 277-0007

Media Contact:
Howard Schacter, Chief Communications Officer
Email: h.schacter@marimedinc.com
Phone: (781) 277-0007

# # #